EXHIBIT 2.1

PROMISSORY NOTE

$1,000,000 February 24, 2012

The undersigned, Rio Bravo Oil, Inc., a Nevada corporation (hereinafter called the “Corporation”), whose address is 5858 Westheimer, Suite 688, Houston, Texas 77057, for value received, without grace, in the manner, on the dates and in the amounts herein stipulated, promises to pay to the order of Personalvorsorge der Autogrill Schweiz AG (hereinafter called "Payee"), at CH - 4601 Olten, or at such other place as Payee may hereafter designate, the sum of ONE MILLION DOLLARS ($1,000,000) (the “Original Principal Amount”), in lawful money of the United States of America, with interest at the rate herein specified.

SECTION 1.  INTEREST ACCRUAL.  The unpaid principal amount from time to time outstanding hereunder shall bear interest from and after the date hereof until such amount is paid in full at a fixed rate per annum equal to EIGHT PERCENT (8%).  Interest on this Note shall be computed on the basis of a 360 day year comprising 30-day months.

SECTION 2.  PAYMENT OBLIGATION.  The unpaid principal balance of this Note with all accrued but unpaid interest thereon shall be due and payable on or before midnight on December 31, 2014 (the “Maturity Date”).

At any time Payee may at his sole discretion convert the entire principal amount of this Note, or any portion thereof, together with accrued and unpaid interest, if any, into shares of common stock (“Common Stock”) of the Corporation, at the conversion price as defined in section 3.5 below, subject to adjustments as described below (the “Conversion Price”).

SECTION 3.  CONVERSION.

3.1           Optional Conversion. On a date (the "Conversion Date") on which any amount remains outstanding on this Note and on which Payee gives to Corporation written notice that Payee wishes for the principal amount of this Note, or any portion thereof, together with accrued and unpaid interest, if any, to be converted into the Corporation’s Common Stock, this Note (or the designated portion thereof) (the “Conversion Amount”) shall, without any action required on the part of either Corporation or Payee, automatically convert into, and Payee shall be entitled to receive in lieu of payment of the indebtedness evidenced thereby, a number of shares of Common Stock calculated as follows: (a) the principal amount of the Note which is converted divided by the Original Principal Amount multiplied by One Million (1,000,000); plus (b) the amount of any accrued interest on the Conversion Amount through the date of conversion (calculated on a 360 day year comprising 30 day months) multiplied by one. As an example if $500,000 of the Note is converted at exactly 180 days following the date of the Note, then the Payee shall receive on conversion 500,000 shares of Common Stock on account of the Conversion Amount and 20,000 shares on account of accrued interest on the Conversion Amount for 180 days. Following any such conversion, the Corporation shall issue a replacement Note in the amount of any portion of the Original Principal Amount which remains unconverted.

3.2 Automatic Conversion. At any time after March 1, 2013, should the shares of the Corporation’s Common Stock trade at a price of over $2.50 per share (as adjusted for stock splits or other events which would result in an adjustment of the number of Conversion Shares pursuant to this section 3) for a period in excess of thirty (30) consecutive trading days, the entire then-outstanding principal amount of this Note, together with accrued and unpaid interest, if any, shall be automatically converted into the Corporation’s Common Stock, and Payee shall be entitled to receive in lieu of payment of the indebtedness evidenced hereby, a number of shares of Corporation Common Stock calculated as follows: (a) the then outstanding principal amount of the Note multiplied by One; plus (b) the amount of any accrued but unpaid interest on the Note through the Conversion Date (calculated on a 360 day year comprising 30 day months) multiplied by one.

3.3           Issuance of Certificates. As promptly after the Conversion Date as reasonably practicable and after Payee’s surrender of this Note, Corporation shall instruct its transfer agent to issue and deliver to Payee at the address of Payee set forth above, without any charge to Payee, a certificate or certificates (issued in the name of Payee) for the number of full shares of Common Stock of the Corporation issuable upon the conversion of this Note.

3.4           Status on Conversion. Upon conversion of this Note, Payee shall be deemed to have become the stockholder of record of the shares of Common Stock into which this Note is converted on the Conversion Date (unless the transfer books of the Corporation are closed on that date, in which event Payee shall be deemed to have become the stockholder of record on the next succeeding day on which the transfer books are open and the conversion shall be at the rate in effect on such date).

3.5           Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Corporation be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.

3.6           Adjustments of Shares Issued on Conversion.

(a) The number of shares issuable on account of a conversion (as defined in sections 3.1 and 3.2, above (the “Conversion Shares”) shall be adjusted from time to time as follows: if the Corporation shall at any time after the date hereof (i) issue any shares of Common Stock by way of a dividend or other distribution on any stock of the Corporation and without consideration, or (ii) subdivide or combine its outstanding shares of Common Stock, the number of Conversion Shares shall be adjusted (to the nearest full cent) by multiplying (x) the Conversion Shares in effect immediately prior to the adjustment by (y) a fraction, the numerator of which is the total number of shares of Common Stock outstanding immediately before the issuance of shares, and the denominator of which is the total number of shares of Common Stock outstanding immediately after such issuance or sale.  For the purposes of any computation to be made in accordance with this Section 3, shares of Common Stock issuable by way of dividend or other distribution on any stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(b) Effect of Reclassification, Consolidation, Merger, etc.  In case of the reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from no par value to par value or vice versa, or as a result of a subdivision or combination), or in the case of any consolidation or merger of the Corporation with or into a corporation (other than a consolidation or merger into which the Corporation is the surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock except a change as a result of a subdivision or combination of such shares or a change in par value as described above), or in the case of a sale or conveyance to another corporation of all or substantially all of the assets of the Corporation, this Note shall be converted on the Conversion Date into the kind and number of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which this Note might have been converted immediately before the time of determination of the stockholders of the Corporation entitled to receive such shares of stock and/or other securities or property. The Corporation shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of Payee to receive, the shares of stock and/or other securities or property provided for in this Section 3.6.

(c) Certificate Concerning Adjusted Number of Conversion Shares. Whenever the number of Conversion Shares is adjusted pursuant to this Section 3, the Corporation promptly shall: (i) place on file at its principal executive office an officer's certificate signed by the chief financial officer or controller of the Corporation showing in appropriate detail the facts requiring such adjustment, the computation thereof, and the adjusted Conversion Price, and shall exhibit the certificate from time to time to Payee of this Note if Payee desires to inspect the same; and (ii) mail or cause to be mailed to Payee, in the manner provided for giving notice pursuant to this Note, a notice stating that such adjustment has been made and setting forth the adjusted number of Conversion Shares.

3.7           Reservation and Listing of Shares for Issuance. The Corporation shall reserve and keep available out of its authorized and unissued shares of Common Stock, for the purpose of effecting the conversion of this Note, such number of its duly authorized shares as shall from time to time be sufficient to effect the conversion of this Note. The Corporation covenants that all shares of Common Stock issued upon conversion of this Note in compliance with the terms hereof will be duly and validly issued and fully paid and non-assessable.  As long as this Note shall be outstanding, the Corporation shall use its reasonable best efforts to cause all shares of Common Stock issuable upon conversion of this Note to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock is then listed, if any.

3.8           Investment Intent, Restrictions on Transfer, Legends etc. Payee acknowledges that this Note and the Common Stock to be issued upon conversion have not been registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the "Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Note or any Common Stock issued upon conversion in the absence of (i) an effective registration statement under the Act as to this Note or the Common Stock and registration or qualification of this Note or the Common Stock under any applicable blue sky or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Corporation, that such registration and qualification are not required.  Without limiting the generality of the foregoing, unless the offering and sale of Common Stock issued upon conversion to be issued shall have been effectively registered under the Act, the Corporation shall be under no obligation to issue the shares covered by such conversion unless and until Payee shall have executed an investment letter in form and substance satisfactory to the Corporation, including a warranty at the time of such exercise that he is acquiring such shares for his own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares, in which event Payee shall be bound by the provisions of a legend to such effect on the certificate(s) representing Common Stock to be issued upon conversion.  In addition, without limiting the generality of the foregoing, the Corporation may delay issuance of Common Stock to be issued upon conversion until completion of any action or obtaining of any consent, which the Corporation believes necessary or advisable under any applicable law (including without limitation state securities or "blue sky" laws).

3.9           Piggyback Registration Rights. Subject to normal and customary claw-back provisions, the Corporation agrees to include the resale of the shares of Common Stock that may be received upon conversion of this Note hereunder on any registration statement filed by the Company on Form S-1 or equivalent.

SECTION 4. DEFAULTS AND REMEDIES.

Time is of the essence concerning this Note.  If this Note is not timely paid at maturity, then Payee may institute in any court of competent jurisdiction an action for collection.  In such event, Corporation agrees to pay all expenses incurred, including reasonable attorneys' fees, all of which shall become a part of the principal hereof.

Corporation and each and all other liable parties expressly and specifically, (i) severally waive grace, presentment for payment, demand for payment, notice of intent to accelerate and notice of acceleration, notice of dishonor, protest and notice of protest, notice of nonpayment, and any and all other notices, the filing of suit and diligence in collecting this Note or enforcing any of the security herefor, (ii) severally agree to any substitution, subordination, exchange or release of any security held for the payment of this Note or any other obligation to Payee and release of any party primarily or secondarily liable hereon, (iii) severally agree that Payee shall not be required first to institute suit or exhaust Payee's remedies hereon against Corporation or other parties liable hereon or to enforce Payee's rights against them or any security herefor in order to enforce payment of this Note by any of them, and (iv) severally agree to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

SECTION 5. MISCELLANEOUS.

The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the undersigned has set his hand hereunto as of as of the day and year first above written.

RIO BRAVO OIL, INC.

By:	/s/ Carlos E. Buchanan II
Carlos E. Buchanan, Chief Financial Officer